UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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PENSON WORLDWIDE, INC.

(Name of Registrant as Specified In Its Charter)

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April 23, 2007
Dear Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Penson Worldwide, Inc. (the “Company”), which will be held at the Company’s offices, 1700 Pacific, Suite 2100, Dallas, Texas 75201, on Tuesday, May 8, 2007 at 10:00 a.m. local time.

At this meeting, you will be asked:

1. To elect three (3) Directors who will serve three-year terms or until their successors have been duly elected and qualified.

2. To ratify the selection of BDO Seidman, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2007.

3. To transact such other business as may properly come before the meeting.

The enclosed notice and Proxy Statement contain details about the business to be conducted at the meeting. You may also read the notice and Proxy Statement on our web page at http://www.penson.com/.

To assure that your shares are represented at the meeting, we urge you to mark your choices on the enclosed proxy card, sign and date the card and return it promptly in the envelope provided. We also offer stockholders the opportunity to vote their shares electronically through the Internet or by telephone. Please see the Proxy Statement and the enclosed proxy card for details about electronic voting options. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted at the meeting.

Sincerely,

Philip A. Pendergraft
Chief Executive Officer

Dallas, Texas

PENSON WORLDWIDE, INC.
1700 Pacific, Suite 1400
Dallas, Texas 75201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 8, 2007

Time:	10:00 a.m. (local time)

Date:	May 8, 2007

Place:	Penson Worldwide, Inc. 1700 Pacific, Suite 2100 Dallas, Texas 75201

Items of Business:	(1) To elect three (3) Directors of the Company who will serve until the 2010 Annual Meeting of Stockholders or until their successors are elected and qualified;

(2) To ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

(3) To transact such other business as may properly come before the meeting.

Record Date:	You are entitled to attend the Annual Meeting and can vote if you were a stockholder of record as of the close of business on March 13, 2007.

Annual Report:	A copy of our 2006 Annual Report is enclosed.

Date of Mailing:	This notice and the Proxy Statement are first being mailed to stockholders on or about April 24, 2007.

By Order of the Board of Directors of
Penson Worldwide, Inc.

Andrew B. Koslow
Corporate Secretary

Dallas, Texas
April 24, 2007

YOUR VOTE IS IMPORTANT

It is important that your shares are represented and voted at the Annual Meeting. Whether or not you plan to attend the meeting, please provide your proxy by marking, dating and signing the enclosed proxy card and returning it promptly in the enclosed envelope. Stockholders also may have the option of voting electronically through the Internet or by telephone. See “How Can I Vote?” below for more information. Please read the accompanying Proxy Statement and the voting instructions printed on your proxy card for details about electronic voting procedures. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the polls close at the meeting.

PENSON WORLDWIDE, INC.
1700 Pacific, Suite 1400
Dallas, Texas 75201

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 8, 2007

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Penson Worldwide, Inc., a Delaware corporation, for the Annual Meeting of Stockholders of the Company to be held at the Company’s main offices, 1700 Pacific, Suite 2100, Dallas, Texas 75201, on Tuesday, May 8, 2007, at 10:00 a.m. local time and at any adjournments or postponements thereof. Shares represented by proxy cards in the form enclosed will be voted at the Annual Meeting if the proxy card is properly executed, returned to the Company before the Annual Meeting and not revoked. Any stockholder giving a proxy may revoke it at any time before it is voted by delivering written notice of revocation to the Secretary of the Company, by delivering a subsequently dated proxy card or by attending the Annual Meeting, withdrawing the proxy and voting in person. Your attendance at the Annual Meeting will not constitute automatic revocation of the proxy. These proxy materials were first mailed to stockholders on or about April 24, 2007.

PURPOSE OF MEETING

At the Annual Meeting, stockholders will be asked to consider proposals:

(i) To elect three Directors to serve a three-year term;

(ii) To ratify the selection of BDO Seidman, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2007; and

(iii) To transact such other business as may properly come before the meeting.

The Board of Directors recommends that stockholders vote “FOR” the nominees for Director and “FOR” the proposal to ratify the selection of BDO Seidman, LLP.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will vote upon specific proposals as described in more detail in the proxy statement. In addition, our management will report on the Company’s performance over the last fiscal year and, following the meeting, respond to questions from stockholders.

Who may attend the Annual Meeting?

The Board of Directors set March 13, 2007 as the record date for the Annual Meeting. All stockholders who owned shares of record of Penson common stock at the close of business on March 13, 2007, or their duly appointed proxies, may attend and vote at the Annual Meeting or any adjournments thereof. Please note that if you hold shares in “street name” (that is, in a brokerage account or through a bank or other nominee), you will need to bring personal identification and a copy of a statement reflecting your share ownership as of March 13, 2007 and check in at the registration desk at the Annual Meeting.

Who can vote?

Each stockholder who owned Common Stock at the close of business on March 13, 2007 is entitled to one vote for each share of Common Stock held on all matters to be voted on. At the close of business on the record date, there were 26,566,286 shares of our Common Stock outstanding.

What am I voting on?

You will be voting on the following two items of business at the Annual Meeting:

•	The election of Mr. Philip A. Pendergraft, Mr. David A. Reed and Mr. William D. Gross to serve as Directors until the 2010 Annual Meeting of Stockholders or until their successors are elected and qualified; and

•	The ratification of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

We will also consider other business that properly comes before the meeting.

How many votes are required to hold the Annual Meeting?

The required quorum for the transaction of business at the Annual Meeting is a majority of shares of Common Stock issued and outstanding on the record date. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matter. If a broker holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote certain shares as to certain matters, which is known as a “broker non-vote,” those shares will have no effect on the voting of such matter, but will be counted for purposes of establishing a quorum.

How many votes are required to pass a proposal?

A plurality of the votes cast is required to elect Directors. This means that the nominees who receive the greatest number of votes for each open seat will be elected. A vote is withheld when a properly executed proxy is marked “WITHHELD FROM ALL NOMINEES” or “FOR ALL NOMINEES EXCEPT AS NOTED ABOVE” for the election of one or more Directors. The affirmative vote of a majority of the votes present or represented and entitled to vote is required for all other matters. If you choose to abstain from voting, your vote will not be counted toward the required vote to pass a proposal.

What does it mean to vote by proxy?

By giving your proxy, you give someone else the right to vote your shares in accordance with your instructions. In this way, you assure that your vote will be counted even if you are unable to attend the Annual Meeting. In this case, we are asking you to give your proxy to Andrew B. Koslow, General Counsel and Corporate Secretary, and Owen M. Scheurich, Associate General Counsel, and their respective designees. If you give your proxy but do not include specific instructions on how to vote, your shares will be voted FOR the election of the Board’s nominees and FOR the ratification of the appointment of the independent accountants.

How does the Board recommend I vote on the proposals?

The Board recommends votes:

•	FOR the election of each of the nominees for Director named in this Proxy Statement; and

•	FOR the ratification of BDO Seidman, LLP as our independent registered public accounting firm for fiscal 2007.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most Penson stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record.  If your shares are registered directly in your name with Continental Stock Transfer & Trust Co, Penson’s transfer agent, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Penson. As the stockholder of record, you have the right to grant your voting proxy or to vote in person at the Annual Meeting. Penson has enclosed or sent a proxy card for you to use.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting; however, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote your shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

How can I vote?

Penson is offering stockholders of record the following methods of voting:

•	Electronic Voting by Telephone or Internet (available only to beneficial owners):

—	Telephone: You may vote by telephone; or

—	Internet: You may vote over the Internet.

If you choose to vote by telephone or Internet, please refer to the instructions provided to you by the bank, broker or other holder of record of your shares on how to vote your shares.

•	Proxy Card (available to beneficial and record owners): You may indicate your vote on the enclosed proxy card by signing and dating the card where indicated and mailing the card in the enclosed prepaid envelope; or

•	In-Person (available to beneficial and record owners): You may also vote in person at the Annual Meeting. Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes for the election of Directors, so you will not be able to vote more than once for any individual Director, even if you withhold your vote for any other Director.

If you are the beneficial owner of your shares and wish to vote in person, please refer to the discussion under the caption “What is the difference between holding shares as a stockholder of record and as a beneficial owner?” above.

What happens if additional proposals are presented at the Annual Meeting?

Other than the election of Directors and the ratification of the independent registered public accounting firm, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, Andrew B. Koslow, our General Counsel and Corporate Secretary, and Owen M. Scheurich, Associate General Counsel, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. Under our By-laws, the deadline for notifying us of any additional proposals to be presented at the Annual Meeting has passed and, accordingly, stockholders may not present proposals at the Annual Meeting.

Can I change my vote?

You may change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	signing another proxy card with a later date and returning it to us prior to the Annual Meeting;

•	voting again by telephone or through the Internet prior to 11:59 pm (EDT), on May 4, 2007;

•	giving written notice to the Corporate Secretary of the Company by May 4, 2007; or

•	voting again at the meeting.

Your attendance at the Annual Meeting will not have the effect of revoking a proxy unless you notify our Corporate Secretary in writing before the polls close that you wish to revoke a previous proxy. You may revoke your proxy at any time before the proxy has been voted at the Annual Meeting by taking one of the actions described above.

Who will count the votes?

Representatives of our transfer agent, Continental Stock Transfer & Trust Co., will count the votes and will serve as the independent inspector of the election.

What if I return my proxy card but do not provide voting instructions?

If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and return a proxy card but do not specify how your shares are to be voted, the persons named as proxies on the proxy card will vote your shares in accordance with the recommendations of the Board. These recommendations are:

•	FOR the election of each of the nominees for Director named in this Proxy Statement:, Mr. Philip A. Pendergraft, Mr. David A. Reed and Mr. William D. Gross; and

•	FOR the ratification of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Will my shares be voted if I do not provide my proxy?

If a broker holding stock in “street name” indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be entitled to vote with respect to that matter. Accordingly, a “broker non-vote” will be counted toward the establishment of a quorum, but, once a quorum is established, will have no effect on the voting on such matter.

Who is soliciting proxies?

Solicitation of proxies will be made by the Company’s management through the mail, in person, over the Internet or by telephone, without any additional compensation being paid to the Company’s management. The cost of such solicitation will be borne by the Company. In addition, the Company has requested that all brokers and other custodians of the Company’s stock forward proxies and soliciting materials to our stockholders. The Company will reimburse them for the expenses incurred in so doing.

Deadline for receipt of stockholder proposals for 2008 Annual Meeting of Stockholders.

A stockholder wishing to submit a proposal to be considered for inclusion in the Proxy Statement and form of proxy relating to the 2008 Annual Meeting of Stockholders must submit the proposal in writing, and the proposal must be received by Penson no later than December 26, 2007.

Date of our fiscal year end.

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and also additional information about Penson, its officers and Directors. Some of the information is stated as of the end of fiscal 2006, and some information is provided as of a more current date. Our fiscal year ends on December 31.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Company currently has 12 Directors, divided into three classes. The term of one class of Directors expires each year. The persons whose names are listed below have been nominated for election as Directors by the Board of Directors. Each nominee, if elected, will serve until the Annual Meeting in 2010 or until his successor has been elected and qualified.

The Board of Directors’ nominees for election as Directors for a three-year term expiring at the Company’s annual meeting in 2010 are as follows:

Name of Director	Age	Positions with Penson Since

Philip A. Pendergraft	47	Chief Executive Officer and Director, 2005
David A. Reed(1)	59	Director, 2006
William D. Gross	64	Director, 2000

(1)	Member of the Audit Committee

Philip A. Pendergraft was appointed as our Chief Executive Officer in July 2005. From October 2000 through July 2005, Mr. Pendergraft served as our Executive Vice President and Chief Operating Officer. He has served as a member of our Board of Directors since September 2000, when we effected a corporate restructuring. Mr. Pendergraft has served as an executive officer and Director of certain of our affiliated entities since 1995. Mr. Pendergraft has 24 years of securities industry experience, including starting up three clearing operations. Mr. Pendergraft holds a B.A. in economics from Trinity University.

David A. Reed has served as a member of our Board of Directors since January 2006. Mr. Reed has been the president of Capital Management LLC, general partner for Causeway Capital Partners, LP, a family investment fund, since 2000. He co-founded and has been an advisor to ANSRSource, Inc., since 2003. He served as the chairman of the finance committee for Texas Industries, Inc., from 2000 to 2004. Mr. Reed served on the board of directors for ENSR International, Inc. from 2002 until 2005 when the company was sold. Mr. Reed currently serves as a member of the board of directors of Drew Industries, Inc. (since 2003), Lone Star Technologies (since 2005), and Credant Technologies, Inc. (since 2002). Mr. Reed retired as Senior Vice Chair of Ernst & Young LLP in 2000 after a 26 year career with the firm. He served in various capacities with Ernst & Young, including its Management Committee from 1991 until his retirement, the E&Y Global Council, with varying operational and management responsibilities including America’s audit and tax operations and global account management for Ernst & Young’s top 150 clients. Mr. Reed holds a B.B.A. in Accounting from Texas Tech University. He also attended the Kellogg Business School Executive Business Program and the Harvard Business School Leadership program. He received recognition as a recipient of the Texas Tech University Distinguished Alum, and Texas Tech Business School Distinguished Alum awards. Mr. Reed received his CPA license in 1970. His CPA license is currently retired.

William D. Gross has served as a member of our Board of Directors since September 2000, when we effected a corporate restructuring, and has served as a member of the Board of Directors of our predecessor entities. Mr. Gross has been President of SAMCO Capital Markets since March 1988. Mr. Gross holds a B.A. in liberal arts from The University of Texas at Austin.

Mr. John L. Drew will not be standing for re-election this year, as the Board has determined it to be advisable to reduce the total number of Directors to 11.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES FOR THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

The business and affairs of the Company are managed under the direction of the Board of Directors. The Board believes that good corporate governance is a critical factor in achieving business success and in fulfilling the Board’s responsibilities to shareholders. The Board believes that its practices align management and shareholder interests. Highlights of our corporate governance practices are described below.

Composition of the Board of Directors

Currently, we have 12 members on our Board of Directors. At the end of the Annual Meeting Mr. Drew’s service as a member of our Board will end and we will have 11 members on our Board of Directors. Our Board of Directors is currently divided into the following three classes with staggered three-year terms:

•	Class I, whose current term will expire at the annual meeting of stockholders to be held in 2009;

•	Class II, whose current term will expire at the annual meeting of stockholders to be held in 2007; and

•	Class III, whose current term will expire at the annual meeting of stockholders to be held in 2008.

The Class I Directors are Messrs. Engemoen, Johnson (David), Johnson (Thomas) and Kelly; the Class II Directors are Messrs. Drew, Gross, Reed and Pendergraft; and the Class III Directors are Messrs. Gray, Son and Steinhart and Dr. Dyer.

At each annual meeting of stockholders, the successors to Directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. Regular attendance at Board meetings is required of each Director. The Board held 11 meetings in 2006. No incumbent Director attended fewer than 75% of the total number of Board meetings. The non-management Directors met in executive session at one Board meeting in 2006. No incumbent member of the Audit Committee attended fewer than 75% of the total number of Audit Committee meetings. No incumbent member of the Compensation Committee attended fewer than 75% of the total number of Compensation Committee meetings. Our Nominating and Corporate Governance Committee met once during 2006.

Directors Continuing in Office

Class I Directors — Term Expires in 2009

Name	Age	Position with Penson Since

Roger J. Engemoen, Jr.	53	Chairman of the Board, 2000
David Johnson(2)	58	Director, 2006
Thomas R. Johnson(3)	39	Director, 2003
David M. Kelly(1)(2)	68	Director, 2000

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee

Roger J. Engemoen, Jr. has served as our Chairman of the Board of Directors since September 2000, when we effected a corporate restructuring, and has been Chairman of our predecessor entities since 1995. Mr. Engemoen previously served as an officer and director of both Service Life and Services Lloyds Insurance Companies, and he resigned from both positions on March 31, 2006. Mr. Engemoen has 31 years of industry experience. Mr. Engemoen holds a B.B.A. in finance and accounting and an M.B.A. in finance from Southern Methodist University.

David Johnson has served as a member of our Board of Directors since January 2006. Mr. Johnson also serves as a member of the board of directors of The Clearing Corporation and Condell Medical Center. From 1982 to 2005, he served in various capacities at Morgan Stanley, most recently as a managing director. Mr. Johnson was a member of a number of exchanges, including the Chicago Board Options Exchange, the Chicago Stock Exchange and the

American Stock Exchange. He was in the United States Navy Reserve from 1966 until 1972. Mr. Johnson attended the New York School of Finance.

Thomas R. Johnson has served as a member of our Board of Directors since August 2003. Since November 2001, Mr. Johnson has served as the President, Chief Executive Officer and a member of the board of directors of Call Now, Inc., a publicly traded company. Prior to joining Call Now, Inc., Mr. Johnson was an independent fixed-income bond trader and analyst from January 1999 to November 2001. Mr. Johnson holds a B.A. from St. Lawrence University.

David M. Kelly has served as a member of our Board of Directors since September 2000 and serves as our lead independent director. Mr. Kelly retired in February 2000 from his position as President of the National Securities Clearing Corporation, a position he held from 1983, and as Vice Chairman of DTCC and Vice Chairman and Chief Executive Officer of GSCC. In April 2000, Mr. Kelly joined the board of directors of the Chicago Stock Exchange where he continues to serve. Since September 2000, Mr. Kelly has been an independent trustee of the Street Track Series Trust, part of State Street Global Advisors, and an independent trustee of Street Track Index Shares since July 2004. Mr. Kelly has served as a director of Custodial Trust Company since April 2003. Mr. Kelly received his B.A. in economics from Michigan State University and served in the U.S. Marine Corps.

Class III Directors — Term Expires in 2008

Name	Age	Position with Penson Since

Daniel P. Son	68	President and Director, 2000
James S. Dyer(1),(3)	63	Director, 2000
J. Kelly Gray	53	Director, 2000
Ronald G. Steinhart(1)	66	Director, 2006

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee

Daniel P. Son has served as our President and a member of our Board of Directors since September 2000, when we effected a corporate restructuring. Prior to that, he served as President and a member of the Board of Directors of our predecessor entities. Mr. Son has over 31 years of brokerage operations and clearing experience and has started three clearing operations in the last 16 years. Mr. Son holds a B.B.A. in accounting from Southern Methodist University.

James S. Dyer has served as a member of our Board of Directors since September 2000. Dr. Dyer holds the Fondren Centennial Chair in Business at the McCombs School of Business at The University of Texas at Austin, where he has been a professor of management since September 1978. Dr. Dyer served as the Chairman of the Department of Management Science/Information Systems at the McCombs School of Business at The University of Texas at Austin from 1988 to 1997. Dr. Dyer holds a B.A. in physics and a Ph.D. in business administration from The University of Texas at Austin.

J. Kelly Gray has served as a member of our Board of Directors since September 2000, when we effected a corporate restructuring and has served as a member of the Board of Directors of our predecessor entities since 1995. Since 1986, Mr. Gray has served in various capacities for Service Life & Casualty Insurance Company, an insurance company, most recently as Chairman, President and Chief Executive Officer since January 1999. Since 1986, Mr. Gray has also served in various capacities for Service Lloyds Insurance Company, an insurance company, most recently as Chairman, President and Chief Executive Officer since April 2000. Mr. Gray holds a B.B.A. in general business from The University of Texas at Austin.

Ronald G. Steinhart has served as a member of our Board of Directors since January 2006. Mr. Steinhart currently serves as a member of the board of directors of Animal Health International, Inc., Texas Industries, Inc, and United Auto Group, Inc. and as a Trustee of MFS/Compass Group of mutual funds. He also serves on the advisory boards of JP Morgan Chase Dallas and SunTx Capital Partners. Mr. Steinhart founded Deposit Guaranty

Bank, where he served as Chairman and CEO, which became Team Bank and later merged with Bank One Texas. At Bank One Corporation, he served as Chairman and CEO of the Commercial Banking Group and a member of the management committee. Mr. Steinhart is active in a number of civic organizations. Mr. Steinhart has a BBA in accounting and a MBA in finance from the University of Texas at Austin. He is a Certified Public Accountant in retired status.

Board committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee.  The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements and internal controls of the Company and the Company’s compliance with legal and regulatory requirements. The Audit Committee interacts directly with and evaluates the performance of the independent auditors, including determining whether to engage or dismiss the independent auditors and monitoring the independent auditors’ qualifications and independence. The Audit Committee also pre-approves all audit services and permissible non-audit services provided by the independent auditors. The Audit Committee currently consists of Messrs. Kelly (Chairman), Reed and Steinhart and Dr. Dyer. The Board of Directors has determined that all of the Audit Committee members are independent and that Mr. Kelly is an audit committee financial expert, as defined by SEC rules, and has financial sophistication in accordance with applicable NASDAQ listing standards. The Audit Committee acts pursuant to a written charter adopted by our Board that can be viewed on our website at http://www.penson.com/ under “Investor Relations — Board of Directors — Governance Documents.”

Compensation Committee.  The Compensation Committee assists our Board of Directors in its oversight of executive compensation, determines our goals and objectives relevant to compensation and recommends to our Board compensation levels and programs for our Board and our executive officers that correspond to our goals and objectives. The Compensation Committee also administers the company’s stock plan; however, a subcommittee of the Board, consisting of Mr. Pendergraft, is authorized to grant options to newly hired employees, other than executive officers and employees that directly report to Mr. Pendergraft.

The Compensation Committee is authorized to hire independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Corporation’s executive officers, other key employees and non-employee directors. In 2006, the Compensation Committee did not engage a compensation consulting firm.

In determining or recommending the amount or form of executive officer compensation each year, the Compensation Committee generally takes into consideration recommendations received from our Chief Executive Officer with respect to the compensation of executive officers other than the chief executive officer, president and chairman, based on his annual review of their performance. In doing so, the Compensation Committee customarily considers the comparative relationship of the recommended compensation to the compensation paid by other similarly situated companies, individual performance, tenure, internal comparability and the achievement of certain other operational and qualitative goals identified in the Company’s strategic plan.

The Compensation Committee currently includes Messrs. Drew (Chairman), David Johnson and Kelly. Upon certification of the stockholder vote at the Annual Meeting confirming the election of each of the Directors nominated, Mr. Reed will be appointed to the Compensation Committee to replace Mr. Drew, and Mr. David Johnson will be appointed as Chairman of the Compensation Committee. The Compensation Committee met five times during 2006. The Compensation Committee acts pursuant to a written charter adopted by our Board that can be viewed on our website at http://www.penson.com/ under “Investor Relations — Board of Directors — Governance Documents.”

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee considers and periodically reports on matters relating to the size, identification, selection and qualification of the Board of Directors and candidates nominated for the Board of Directors and its committees, and develops and recommends governance principles applicable to us. The Nominating and Corporate Governance Committee consists of Messrs. Drew and Thomas Johnson (Chairman) and Dr. Dyer. Upon certification of the stockholder vote at the Annual Meeting confirming the election of each of the Directors nominated, Mr. Steinhart will be appointed to the Nominating and Corporate Governance Committee to replace Mr. Drew. The Nominating and Corporate Governance Committee acts pursuant to a written charter adopted by our Board that can be viewed on our website at http://www.penson.com/ under “Investor Relations — Board of Directors — Governance Documents.”

Our Nominating and Corporate Governance Committee is responsible for screening potential Director candidates and recommending qualified candidates to the Board for nomination. The Committee will consider recommendations from its current Directors, management or stockholders so long as the recommended candidate meets the criteria the Committee has established for all Director candidates. Stockholders’ nominations for Directors must be made in writing and include a general description of the nominee, including name, age and relevant experience. Nominations should be addressed to the attention of the Company’s secretary at the Company’s main offices, 1700 Pacific, Suite 1400, Dallas, Texas 75201, and must be received no later than January 8, 2008.

The Committee has not established specific minimum age, education or years of business experience requirements, but in general expects qualified candidates will have substantial business experience and a proven history of successful leadership. The Committee reviews its criteria for Director candidates annually to ensure that the criteria remain current and efficient. In general, the Committee seeks candidates that:

•	hold positions (or have held positions) as senior executive officers or directors with a respected company;

•	are familiar with the Company or its business and related business industries;

•	are respected in the business community for integrity and ability; and

•	offer diverse viewpoints, personal skills and experience.

Meetings of Non-Management Directors

The Board has appointed David M. Kelly to act as the lead independent Director. In this capacity, Mr. Kelly presides at the regularly scheduled executive sessions of the Board where only non-management Directors are present. Mr. Kelly advises the Chief Executive Officer of the conclusions of the non-management Directors as appropriate. The non-management Directors intend to continue to meet in executive sessions regularly in 2007.

Code of ethics

The Company’s Code of Business Conduct and Ethics, which is the Company’s code of ethics applicable to all Directors, officers and employees of the Company, embodies the Company’s principles and practices relating to the ethical conduct of the Company’s representatives and its long-standing commitment to honesty, fair dealing and full compliance with all laws, domestic and foreign, that affect the Company’s business operations. The Code of Business Conduct and Ethics is available on the Company’s website at http://www.penson.com/ under “Investor Relations — Board of Directors — Governance Documents.”

Director Independence

The Company reviews the independence requirements of the SEC and the NASDAQ to determine independence. The Board considered transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries and affiliates.

Based on these standards, the Board has affirmatively determined that Messrs. Drew, Johnson (David), Johnson (Thomas), Kelly, Reed and Steinhart and Dr. Dyer are independent of the Company and its management under the rules of the SEC and NASDAQ.

Communications with the Board of Directors

Stockholders with questions about the Company are encouraged to contact the Company by sending communications to the attention of the Corporate Secretary at 1700 Pacific Avenue, Suite 1400, Dallas, Texas 75201. If stockholders feel that their questions have not been sufficiently addressed through communications with the corporate secretary, they may communicate with the Board of Directors by sending their communications to the Board of Directors, c/o the Corporate Secretary at the same address.

The Company’s lead independent director, David M. Kelly, is an independent director and has been designated by the Board of Directors to preside at the executive sessions of the independent directors. If interested parties wish to make a concern known to the independent directors, they may do so by sending communications directly to the Lead Independent Director, 1700 Pacific Avenue, Suite 1400, Dallas, Texas 75201.

Minimum Shareholding Requirement

The Company believes it is important to align the interests of the Board with the interest of the Company’s stockholders. For that reason, the Board has recently adopted a policy that requires each Director to hold no less than 1,000 shares of the Company’s stock. Current Directors have until March 28, 2010 to achieve compliance with this policy.

Majority Vote Requirement for Directors

The Board believes it is important that the Company’s stockholders have meaningful input into the composition of the Company’s Board of Directors. To help ensure this, the Board has adopted a policy that requires any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” in any uncontested election shall promptly tender his or her resignation following certification of the shareholder vote.

After receiving any resignation offer, the Nominating and Corporate Governance Committee will consider the circumstances that led to a majority of votes being withheld for the Director, and will make a recommendation to the Board regarding the tendered resignation. The Board will act on any recommendation from the Nominating and Corporate Governance Committee within 90 days following the vote of the Company’s stockholders and will disclose its decision regarding whether to accept the Director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the Securities and Exchange Commission. Any Director who tenders his or her resignation under this process is not permitted to participate in the Nominating and Corporate Governance Committee’s deliberations or in the Board’s final determination.

Additional Executive Officers

Andrew B. Koslow has served as our Senior Vice President and General Counsel since September 2002 and Secretary since July 2005. Prior to joining Penson, Mr. Koslow served as Director, General Counsel and Chief Operating Officer of One Financial Network, Inc., a private financial services company, from June 1999 to December 2002. From June 1999 to December 2002, Mr. Koslow served as Managing Director of Whytecliff Capital Corp., a private equity company, and from December 1999 to May 2002 as Director and Secretary of Omnitrix Technologies, Inc., a private technology company. From August 1997 to May 1999, Mr. Koslow served as Chief Administrative Officer and General Counsel to D.E. Shaw Financial Technology and Farsight Financial Services. Mr. Koslow, age 46, has 19 years of experience working with various financial services and technology companies. Mr. Koslow holds a B.A. from Johns Hopkins University, a M.A. from the School of Advanced International Studies of Johns Hopkins University, a C.E.P. from the Institut d’Etudes Politiques de Paris and a J.D. from New York University School of Law.

Kevin W. McAleer has served as our Senior Vice President and Chief Financial Officer since February 2006. Prior to that Mr. McAleer was an independent financial consultant from February 2004 through February 2006. From February 2002 to October 2003, Mr. McAleer was Executive Vice President and Chief Financial Officer of VarTec Telecom, Inc., which filed for bankruptcy protection in November 2004. From July 2000 to October 2001, Mr. McAleer was Chief Financial Officer of MobileStar Networks, Inc. MobileStar was acquired by T-Mobile utilizing the bankruptcy process in November 2001. From March 1998 to July 2000, Mr. McAleer was Chief Financial Officer of CapRock Communications Inc. Mr. McAleer, age 56, has 25 years of experience as the Chief Financial Officer for different public and private companies, and 9 years experience at a national public accounting firm. Mr. McAleer holds a B.S. degree from LaSalle University and is a Certified Public Accountant.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides disclosure about the objectives underlying our compensation programs for executive officers including those identified in the Summary Compensation Table that follows this discussion and analysis. These programs are approved by our compensation committee.

General Compensation Objective

The Company’s principal compensation objective is to provide our executive officers with a total compensation package that aligns their interests with our stockholders’ interests both over the short-term and long-term while remaining competitive with the compensation of other companies in the financial services industry and other publicly traded companies of our size.

Our executive officers’ primary compensation consisted of salary, bonuses and equity grants. Except with respect to Messrs. Engemoen, Son and Pendergraft, prior to the revision of our compensation arrangements, bonuses were awarded to all executive officers on a discretionary basis by our Board of Directors based on the factors that it deemed appropriate, including but not limited to the revenue and income of the Company and the personal performance of the executive employee. Bonuses awarded to Messrs. Engemoen, Son and Pendergraft were awarded based upon prior compensation agreements. In early 2006, in contemplation of our initial public offering and in order to link their compensation more closely with the Company’s performance, we reoriented certain of our executive officers’ compensation. First, we developed objective performance thresholds for the granting of cash bonuses in order to reward our executive officers for improving our revenue and net income on a year over year basis. Second, we entered into new employment agreements with our chief executive officer and our president and rebalanced their compensation by decreasing their targeted cash bonus and increasing equity-based compensation and fixed salaries. Our chief executive officer, president, chairman and chief financial officer became subject to specified performance targets in 2006, and we are extending similar performance-based bonus thresholds to our other executive officers in 2007. We believe that having objective measures for bonuses for each year and allocating somewhat more compensation to long-term equity-based compensation, which generally vests over four years, better aligns our executive officers’ incentives with both our short-term and long-term performance and, therefore, our stockholders’ interests, and enhances retention.

Methodology for Setting Compensation

Subject to the limitations in employment contracts, our compensation committee sets our executive officers’ salary and bonus levels in its discretion. The committee consults with our chief executive officer on the compensation of any executive officer other than our chief executive officer, our president or our chairman. Our committee sets our executive officers’ total compensation with reference to the compensation offered by other publicly traded financial services companies of a similar size in order to be competitive for talent, but the committee does not engage in any “benchmarking.”

We view each component of compensation as related but distinct. Although our committee does review total compensation, we do not have a policy for allocating compensation between cash and non-cash. We determine the appropriate level for each compensation component based in part, but not exclusively, on our recruiting and retention goals, fairness relative to other personnel and short-term and long-term Company objectives. However, our committee’s philosophy is to make a substantial portion of our executive officers’ compensation performance-based.

Elements of Compensation.

The three primary components of compensation — base salary, bonus and long-term equity awards are discussed below. Each of these components enhances our objectives of designing executive officer compensation that is competitive, performance based and aligns the interests of our executive officers with those of our stockholders.

For the fiscal year 2006, our executive officers generally received 35% of their compensation in salary, 35%, in bonus and 30% in equity-based grants respectively. While we do not currently expect to make new grants of equity in 2007, our executive officers will receive equity-based compensation in the form of vesting of previously granted equity awards.

Base Salaries

We generally determine salaries for our executive officers based on their position and experience. Our compensation committee reviews salaries annually and may adjust the executive officer’s salary each year in its discretion, subject to any applicable employment contract. This adjustment is based on prior-year company performance, contributions made by the executive officer and other market factors. In June of 2006, as a result of our compensation committee’s annual review based on individual performance and market factors, we increased our chief financial officer’s salary from $225,000 to $234,000 and our general counsel’s salary from $425,400 to $442,416. We decreased our former chief financial officer’s salary from $275,000 to $144,375 as result of a change in his responsibilities.

We entered into employment agreements with our chief executive officer and our president pursuant to which we increased their base salary from $100,000 to $750,000 effective for the period beginning on January 1, 2006 and ending at the time of the initial public offering. Effective upon the initial public offering, our chief executive officer’s and our president’s base salaries were reduced to $500,000. We also provided our chairman with a base salary of $250,000 starting on January 1, 2006.

Cash Bonus

In early 2006, our president and our chief executive officer signed new contracts that linked their bonus compensation directly to specific revenue and income targets. Bonus compensation for our chairman and chief financial officer was also linked to the same specific net income and revenue targets. Bonuses for our other senior officers were determined in our compensation committee’s discretion but were generally based on the revenue and earnings of the Company and the performance of the executive. Starting in 2007, bonuses for all executive officers will be directly based upon specific net income and revenue targets, as well as the achievement of certain individual performance objectives. We believe that our performance-based bonus program provides our executive officers with the appropriate incentives to achieve the Company’s short-term goals. We believe that revenue and net income are the most appropriate goals to reward because they reflect the growth of the Company and increases in efficiency.

The target bonus payable for 2006 to our chairman, chief executive officer, president, and chief financial officer was $250,000, $593,750, $593,750, and $225,000, respectively. Each of our chief executive officer’s and our president’s target bonus was reduced from $750,000 to $500,000 at the time of our initial public offering to reflect the reduction in their salaries as described under the heading “Base Salaries.” The $593,750 target number represents the pro rata allocation of the two bonus targets. We do not expect such additional bonus awards to continue in the future. One hundred per cent of the target bonus was to be paid if the target levels of revenue and net income were achieved; each of these goals was weighted 50%. No amount was payable with respect to a performance goal if the Company did not achieve at least 70% of the target for that performance goal; the bonus was to be pro rated to the extent the Company achieved between 70% and 110% of the performance goal. Up to 25% of the target bonus was payable following the end of each of the first three quarters of 2006 based on the level of achievement of cumulative quarterly targets for revenue and net income for such quarter. Any quarterly payments offset the bonus payable based upon performance for the 2006 year as a whole. However, the executive was not required to repay any amounts in the case where the bonus based on annual performance was less than the amounts previously paid to the executive as quarterly bonuses. The Committee had the discretion to increase or decrease the bonus paid to any executive officer as it deems appropriate, based on his or her individual contribution, including but not limited to performance of the Company that is due to the executive officer’s contributions. For 2006, our general counsel and our senior vice president-finance were awarded discretionary bonuses of $237,542 and $192,210, respectively, of which $105,000 and $41,960, respectively, were paid in 2007.

For the 2006 bonus program, year-to-date targets for revenue, net interest for each quarter were $42.2 million in the first quarter, $85.8 million in the second quarter, $131.7 million in the third quarter and $179.4 million in the fourth quarter. Year-to-date net income targets for each quarter in 2006 were $4.1 million in the first quarter, $9.6 million in the second quarter, $16.6 million in the third quarter and $24.3 million in the fourth quarter.

Based on the levels of achievement of our revenue and net income during 2006, the compensation committee awarded bonuses of $268,652, $671,514, $671,514 and $236,250 to our chairman, our chief executive officer, our president and our chief financial officer, respectively, of which $76,217, $152,435, $152,435 and $71,340 were paid, respectively, in 2007 (the remainder paid in 2006). Additionally, the compensation committee awarded our chief executive officer an additional $100,000 in connection with the successful completion of our initial public offering. See information under the caption “Summary Compensation Table” for a discussion of the bonuses earned in 2005 and paid in 2006. The bonuses were paid in part during the year based on the level of achievement of cumulative quarterly targets with the remaining amounts paid in March, 2007. The compensation committee used its discretion to pay a bonus for one quarter at target even though the level of performance was slightly below target; however, that amount would have been earned at year end based on the levels of achievement of revenue and net income for 2006.

Our committee will set the revenue and net income goals for the Company for each year with input from our chief executive officer. The committee may increase or decrease the revenue and net income objectives during the course of any fiscal year in its discretion. Examples of events that could cause our compensation committee to increase or decrease objectives would be increases or decreases to our revenue or net income due to material transactions, extraordinary general economic trends that have a material impact on our business or changes in the financial services industry in general.

Equity Awards

We believe that providing a portion of our executive officers’ compensation in the form of equity awards is important to provide them with long-term incentives to support and build stockholder value. Grants of equity-based compensation for executive officers are solely at the discretion of our committee under the Company’s 2000 Stock Incentive Plan and may be in the form of restricted stock units or options or other equity-based awards. The equity awards generally vest over a period of four years of service. Our compensation committee currently only grants options and restricted stock units. We believe that service vesting options and restricted stock units link the Company’s performance to the recipient’s compensation because our executive officers would suffer losses for restricted stock units or would not fully realize gains from options if our stock price decreases between the relevant date of grant and date on which the grant fully vests. The grant of options or restricted stock units that vest over several years will increase retention and incentivize our executive officers to engage in long-term beneficial activities for the Company. The allocation between options and restricted stock units is set in our compensation committee’s discretion based in part on the expense the Company would incur and be required to report as a result of these grants, the anticipated tax consequences to the executive officers, and the stated preferences of the relevant executive officer.

We currently plan to make equity-based awards at the time we first employ new executive officers. Our compensation committee has determined that our current executive officers have a sufficient equity stake in the Company, and accordingly, we do not have plans to make additional equity grants to current executive officers, although we may do so in the future. In addition, we may grant equity-based awards at other times in connection with extraordinary transactions. We do not currently intend to reduce future grants due to the vesting of any options that have been previously granted to any executive officer or the executive officers’ overall ownership of our common stock. Each grant of options following our initial public offering had an exercise price equal to the closing price of our common stock on the NASDAQ Global Stock Market on the date of grant, and each grant of options prior to our initial public offering had an exercise price equal to the fair market value of our common stock on the option grant date.

Pursuant to employment contracts entered into in April of 2006 in contemplation of our initial public offering, our chief executive officer and our president each received an option grant for 100,000 shares of our common stock at an exercise price of $17.00, which vest over four years. Also in connection with our initial public offering, our chairman received an option grant of 50,000 shares of our common stock, vesting over four years, at an exercise price of $17.00. Each of our chief financial officer, our general counsel and our former chief financial officer received 16,666 restricted stock units, vesting from January 1, 2006 over periods ranging from three and one-half years to four years, and options for 16,666 shares of our common stock, vesting over four years from May 16, 2006, at an exercise price of $17.00.

The Company does not have any program, plan or practice to time option grants in coordination with the release of material non-public information. Equity grants to new employees who do not report directly to the chief executive officer are generally awarded by our chief executive officer and reported to the compensation committee at the committee’s next regular meeting after the grant date. The exercise price of options is set at the closing selling price of the common stock on the NASDAQ Global Stock Market on the grant date.

Remedying Executive Misconduct

Should the Board determine that an executive officer has engaged in fraudulent or intentional misconduct, it will attempt to remedy the misconduct by taking all appropriate action, including but not limited to, terminating the executive officer and initiating an action against him or her. In addition, if the executive officer’s action requires the restatement of any financial statements filed with the Securities and Exchange Commission, the Board will seek recovery of performance-based or equity based compensation from the executive officer that was awarded as a result of such incorrect statements.

Perquisites

Our executive officers are eligible to participate in our employee benefit plans, which include medical, dental, life insurance and 401(k) plans, all of which are available to all salaried employees and do not discriminate in favor of executive officers. Our executive officers do not receive any other perquisites not available to our salaried employees in excess of $10,000.

Post-Termination and Change in Control Arrangements.

Our chief executive officer, president, general counsel, chief financial officer and former chief financial officer are each entitled to severance payments if they are terminated without cause. We believe that providing severance payments is appropriate given the time required for an executive officer to find new employment.

Our chief executive officer’s and president’s employment contracts each provide for payment of twelve months’ salary and any accrued but unpaid bonus and the vesting of options in the event that they are terminated without cause or terminate their employment for good reason, whether or not a “change of control” has occurred, in order to provide them financial resources while they transition to a new position or into retirement. Our employment contracts with our chief executive officer and president liberally define “cause” to include, among other things, the breach of confidentiality and non-competition obligations and any act of misconduct that has an adverse effect on our business, operations or prospects.

Our general counsel, chief financial officer and former chief financial officer have different termination rights under their letter agreements. If our general counsel is terminated for a reason other than for cause, his termination will entitle him to a severance package including six months of his base salary at the time of termination. If our chief financial officer is terminated for a reason other than for cause, his termination will entitle him to a severance package including six months total severance. If our former chief financial officer is terminated for a reason other than for cause, his termination will entitle him to a severance package including three months of his base salary at the time of termination for each six months of employment completed, up to a maximum of six months total severance.

Option grants are subject to acceleration pursuant to both employment contracts and the Company’s 2000 Stock Incentive Plan. Restricted stock unit grants are subject to acceleration pursuant to the Company’s 2000 Stock Incentive Plan. Each of our chief executive officer’s and our president’s employment agreements provide that 25% of each of his option shares will automatically vest upon a change of control, and if he dies or becomes disabled, or is terminated without cause or resigns for good reason within one year following a change in control his options will vest in full. Each of our chief financial officer’s, our general counsel’s and our former chief financial officer’s offer letters from the Company provide that, should the Company undergo a change of control, and such executive officer is subsequently terminated within one year of such change of control, then 50% of his unvested options will vest immediately. Mr. McAleer’s (our current chief financial officer) agreement provides that his shares will immediately vest if he is terminated for any reason other than cause within one year after a change of control. The 2000 Stock Incentive Plan provides that in the event of a change in control, each outstanding option or stock appreciation right under the discretionary grant program, which is not assumed by the successor corporation or otherwise continued in effect, will automatically vest in full on an accelerated basis.

Tax Deductibility of Pay

U.S. Internal Revenue Code Section 162(m) limits the amount of compensation that the Company may deduct in any fiscal year with respect to its executive officers named in the Summary Compensation Table to $1,000,000 each, unless the compensation qualifies as performance-based compensation. Stock options granted under our stock option plan are considered performance based awards and, as such, are excepted from this limit and the income recognized by our executive officers in connection with the exercise of the options is fully deductible. Income recognized by an individual upon vesting of restricted stock units is generally not excepted from the limit. We do not anticipate our executive officers’ cash-based compensation plus the value of the vesting of restricted stock units to be more than $1,000,000 unless we exceed our net income and revenue objectives or unless the compensation committee grants additional discretionary bonuses. As set forth under the heading “Summary Compensation Table,” compensation amounts in 2006 slightly exceeded those expectations, due in part to the fact that we did not become a publicly reporting company until May 2006. The compensation committee considers the impact of this tax provision and attempts, to the extent practical, to implement compensation policies that maximize the tax benefits to the Company. However, the committee recognizes the importance of preserving the Company’s ability to design compensation programs in a manner that the committee deems appropriate and some of the compensation deemed paid to our executive officers may not be deductible.

Accounting Treatment of Pay

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its 2000 Stock Incentive Plan, in accordance with the requirements of FASB Statement 123(R).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

John L. Drew, Chairman
David Johnson
David M. Kelly

Compensation committee interlocks and insider participation

Our Compensation Committee currently consists of Messrs. Drew, David Johnson and Kelly. Mr. Engemoen served as the Chairman of the Compensation Committee until May, 2006.

During our last completed fiscal year, Mr. Engemoen served as the Chairman of our Board of Directors. In May, 2006, the Company completed the disposal by split off of certain non-core business operations that were placed into the subsidiaries of a newly formed holding company known as SAMCO Holdings, Inc. (SAMCO). Mr. Engemoen is a significant indirect stockholder in, and serves as a director for, SAMCO, which owns all of the outstanding stock of each of SAMCO Financial Services, Inc. and SAMCO Capital Markets. The Company did not retain any ownership interest in SAMCO, which is operated independently. Penson currently provides clearing services, including margin lending, to customers of SAMCO’s regulated brokerage entities. Clearing services are provided to such entities on substantially similar terms as we provide to our other correspondents.

SUMMARY COMPENSATION TABLE

The following table sets forth all compensation received during fiscal 2006 by our Principal Executive Officer, Principal Financial Officer and our three other most highly compensated executive officers during 2006. We refer to these officers collectively as our “named executive officers.” Perquisites and other personal benefits paid to officers in the table below that are less than the minimum reporting thresholds and are represented in the table below by “—.”

									Change in
									Pension
									Value and
							Non-Equity		Non-Qualified
							Incentive		Deferred
					Stock	Option	Plan		Compensation	All Other
	Year	Salary	Bonus		Awards	Awards	Compensation		Earnings	Compensation	Total
Name and Principal Position (a)	(b)	($)(c)	($)(d)(2)		($)(e)(7)	($)(f)(8)	($)(g)		($)(h)	($)(i)(14)	($)(j)

Roger J. Engemoen, Jr. Chairman	2006	$250,000	$192,435	(3)	—	$242,500	$80,000	(9)	—	—	$764,935
Philip A. Pendergraft Chief Executive Officer	2006	$604,167	$471,003	(4)	—	$485,000	$298,076	(10)	—	$5,000	$1,863,246
Daniel P. Son President	2006	$604,167	$471,003	(5)	—	$485,000	$198,076	(11)	—	$5,000	$1,763,246
Kevin W. McAleer Senior Vice President and Chief Financial Officer	2006	$193,731	$162,610	(6)	$186,826	$80,830	—		—	—	$623,997
Andrew B. Koslow Senior Vice President and General Counsel	2006	$433,908	—		$311,376	$80,830	$282,542	(12)	—	$5,000	$1,113,656
David R. Henkel(1) Senior Vice President — Finance	2006	$209,688	—		$311,376	$80,830	$290,250	(13)	—	$5,000	$897,144

(1)	Mr. Henkel was our Senior Vice President and Chief Financial Officer from February 2002 until February 2006, when Kevin W. McAleer assumed the positions of Senior Vice President and Chief Financial Officer. Mr. Henkel now serves as the Company’s Senior Vice President of Finance.

(2)	The amounts in column (d) reflect the cash awards to the named executive under the Company’s 2006 bonus plan which is described in detail under the heading “Cash Bonus” in the Company’s Compensation Discussion and Analysis.

(3)	Of the bonus earned in 2006, $76,217 was paid in 2007 and is not included in the number reported above.

(4)	Of the bonus earned in 2006, $152,435 was paid in 2007 and is not included in the number reported above.

(5)	Of the bonus earned in 2006, $152,435 was paid in 2007 and is not included in the number reported above.

(6)	Of the bonus earned in 2006, $71,340 was paid in 2007 and is not included in the number reported above.

(7)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123® of stock awards granted to each named executive officer and therefore include amounts from awards granted in and prior to the 2006 year. Assumptions used in the calculation of this amount are included in footnote 18 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2007.

(8)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123® with respect to outstanding stock options granted to each executive officer. These balances have not been adjusted for the potential impact of estimated forfeitures. Assumptions used in the calculation of this amount are included in footnote 18 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2007.

(9)	Includes $80,000 of bonus earned in 2005 and paid in 2006.

(10)	Includes $198,076 of bonus earned in 2005 and paid in 2006. Also includes $100,000 discretionary bonus awarded by the compensation committee in connection with the successful completion of the Company’s initial public offering.

(11)	Includes $198,076 of bonus earned in 2005 and paid in 2006.

(12)	Includes $150,000 of bonus earned in 2005 and paid in 2006. Of the bonus earned in 2006, $105,000 was paid in 2007 and is not included in the number reported above.

(13)	Includes $140,000 of bonus earned in 2005 and paid in 2006. Of the bonus earned in 2006, $41,960 was paid in 2007 and is not included in the number reported above.

(14)	Amounts reported reflect matching contributions made by the Company to the named executive officer’s account under our 401(k) plan.

GRANTS OF PLAN-BASED AWARDS

The following table shows individual grants of options made to named executive officers during 2006. All such grants were made under the 2000 Stock Incentive Plan and the exercise price is based upon the fair market value of the Company’s common stock on the respective grant dates.

								All		All
								Other		Other
								Stock		Option	Exercise	Grant
								Awards:		Awards:	or Base	Date Fair
		Estimated Future Payouts						Number		Number of	Price of	Value of
		Under Non-Equity Incentive						of Shares		Securities	Option	Stock and
		Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			of Stocks		Underlying	Awards	Option
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units		Options	($/Sh)	Awards
Name (a)	(b)	($) (c)	($) (d)	($) (e)	($) (f)	($) (g)	($) (h)	(#) (i) (1)		(#) (j)	(k)(4)	(l)

Roger J. Engemoen, Jr	5/16/2006	—	—	—	—	—	—	—		50,000	$17.00	$242,500
Philip A. Pendergraft	5/16/2006	—	—	—	—	—	—	—		100,000	$17.00	$485,000
Daniel P. Son	5/16/2006	—	—	—	—	—	—	—		100,000	$17.00	$485,000
Kevin W. McAleer	1/1/2006	—	—	—	—	—	—	16,666	(2)	—	—	$186,826
	5/16/2006	—	—	—	—	—	—	—		16,666	$17.00	$80,830
Andrew B. Koslow	1/1/2006	—	—	—	—	—	—	16,666	(3)	—	—	$186,826
	5/16/2006	—	—	—	—	—	—	—		16,666	$17.00	$80,830
David R. Henkel	1/1/2006	—	—	—	—	—	—	16,666	(3)	—	—	$186,826
	5/16/2006	—	—	—	—	—	—	—		16,666	$17.00	$80,830

(1)	Reflects restricted stock units which entitle the recipient to one share of our common stock at the time of vesting without the payment of an exercise price or other consideration. The restricted stock award will vest on an accelerated basis as described under the section “Post-Termination and Change in Control Arrangements” contained in the Company’s Compensation Discussion and Analysis.

(2)	Reflects restricted stock units which entitle the recipient to one share of our common stock at the time of vesting without the payment of an exercise price or other consideration. The restricted stock units become vested in sixteen equal quarterly installments from January 1, 2006 so long as the Named Executive Officer remains employed by the Company or its subsidiaries. The restricted stock award will vest on an accelerated basis as described under the section “Post-Termination and Change in Control Arrangements” contained in the Company’s Compensation Discussion and Analysis.

(3)	Reflects restricted stock units which entitle the recipient to one share of our common stock at the time of vesting without the payment of an exercise price or other consideration. The restricted stock units become vested so long as the Named Executive Officer remains employed by the Company or its subsidiaries as follows: 3/16 of the award vests on March 31, 2006 with the remaining 13/16 of the award vesting over thirteen equal quarterly installments from March 31, 2006. The restricted stock award will vest on an accelerated basis as described under the section “Post-Termination and Change in Control Arrangements” contained in the Company’s Compensation Discussion and Analysis.

(4)	The reported option awards vest as described under the heading “Outstanding Equity Awards at Fiscal Year End.”

OPTION EXERCISES AND STOCK VESTED

The following table sets forth for each of the named executive officers the number of shares, the Company’s common stock acquired and the value realized on each exercise of stock options and vesting of restricted stock units during the year ended December 31, 2006. No stock appreciation rights were exercised during 2006.

	OPTION AWARDS		STOCK AWARDS
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized on	Acquired	Realized
	on Exercise	Exercise ($)	on Vesting	on Vesting
Name(a)	(#)(b)	(c)(1)	(#)(d)	($)(e)(2)

Roger J. Engemoen, Jr.	—	—	—	—
Philip A. Pendergraft.	—	—	—	—
Daniel P. Son	—	—	—	—
Kevin W. McAleer	—	—	3,125	$58,465
Andrew B. Koslow	—	—	5,209	$81,827
David R. Henkel	45,644	$756,227	5,209	$81,827

(1)	Value realized is determined by multiplying (i) the amount by which the market price of the common stock on the date of exercise exceeded the exercise price by (ii) the number of shares for which the options were exercised.

(2)	Value realized is determined by multiplying (i) the market price of the common stock on the applicable vesting date by (ii) the number of shares as to which each award vested on such date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS						STOCK AWARDS
										Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
									Awards:	Market
				Equity					Number	or Payout
				Incentive				Market	of	Value of
				Plan			Number	Value of	Unearned	Unearned
				Awards:			of Shares	Shares	Shares,	Shares,
	Number of		Number of	Number of			or Units	or Units	Units or	Units or
	Securities		Securities	Securities			of Stock	of Stock	Other	Other
	Underlying		Underlying	Underlying			That	That	Rights	Rights
	Unexercised		Unexercised	Unexercised	Option		Have	Have	That	That
	Options		Options	Unearned	Exercise	Option	Not	Not	Have Not	Have Not
	Exercisable		Unexercisable	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name (a)	(#)(b)		(#)(c)(3)(4)	(#)(d)	($)(e)	Date (f)	(#)(g)(5)	($)(h)	(#)(i)	(#)(j)

Roger J. Engemoen, Jr.	6,250		43,750	—	$17.00	5/16/2013	—	—	—	—
Philip A. Pendergraft.	12,500		87,500	—	$17.00	5/16/2013	—	—	—	—
Daniel P. Son	12,500		87,500	—	$17.00	5/16/2013	—	—	—	—
Kevin W. McAleer	2,084		14,582	—	$17.00	5/16/2013	13,541	$371,159	—	—
Andrew B. Koslow	2,084		14,582	—	$17.00	5/16/2013	11,457	$314,036	—	—
	31,250	(1)	—	—	$4.22	3/27/2012	—	—	—	—
David R. Henkel	2,084		14,582	—	$17.00	5/16/2013	11,457	$314,036	—	—
	37,689	(2)	—	—	$3.98	2/1/2012	—	—	—	—

(1)	The reported option was awarded on September 1, 2002 and was fully vested at December 31, 2006.

(2)	The reported option was awarded on February 1, 2002 and was fully vested at December 31, 2006.

(3)	Each option vests on an accelerated basis as described under the heading “Termination of Employment and Change of Control Agreements.”

(4)	The reported options vest in sixteen equal quarterly installments from May 15, 2006.

(5)	The reported restricted stock unit awards vest as described under the heading “Grants of Plan-Based Awards.”

PENSION BENEFITS

The Company does not have a pension plan in which the named executive officers can participate to receive payments or other benefits at, following, or in connection with retirement.

NON-QUALIFIED DEFERRED COMPENSATION PLAN

The Company does not maintain any non-qualified deferred compensation plans.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

An overview of the material terms of the termination and change-in-control triggers that would entitle our named executive officers to certain benefits is provided in the “Post-Termination and Change in Control Arrangements” section of the Compensation Discussion and Analysis on page 15 of this Proxy Statement.

The charts below indicate the potential payments each of our executive officers would receive under their employment agreements based upon the following assumptions:

(i) the executive’s employment terminated on December 31, 2006 under circumstances entitling the executive to severance benefits,

(ii) as to any benefits tied to the executive’s rate of base salary, the rate of base salary is assumed to be the executive’s rate of base salary as of December 31, 2006, and

(iii) as to any benefits tied to the occurrence of a change in control of the Company, the change in control is assumed to have occurred on December 31, 2006 and the change in control consideration paid per share of outstanding common stock is assumed to be equal to the closing selling price of our common stock on December 29, 2006, which was $27.41 per share.

BENEFITS RECEIVED UPON TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL:

			Continued Health	Value of Accelerated
	Cash		Coverage	Vesting of Options
Executive Officer	Severance ($)		($)(5)	($)

Roger J. Engemoen, Jr.	—		—	—
Philip A. Pendergraft(1)	$500,000	(2)	$12,572	$910,875	(6)
Daniel P. Son(1)	$500,000	(2)	$12,572	$910,875	(6)
Kevin W. McAleer	$78,000	(3)	—	$75,903
Andrew B. Koslow	$221,208	(4)	—	$75,903
David R. Henkel	$72,188	(4)	—	$75,903

(1)	Receipt of benefits is conditioned upon the executive’s execution of a release of all claims against the Company. During the twelve month severance period the executive is subject to a non-competition agreement and an agreement not to solicit the Company’s service providers or customers. If the executive violates such agreement, the executive shall be entitled to receive or retain 50% of the total amount of severance benefits.

(2)	Represents twelve months of salary continuation payments.

(3)	Represents four months of salary continuation payments. Mr. McAleer is entitled to receive severance compensation of three months base salary, plus one additional month for each six months of completed employment, up to a maximum of six months total severance compensation.

(4)	Represents six months of salary continuation payments.

(5)	Represents the Company’s cost to continue health care coverage for the executive and the executive’s eligible dependents for a twelve month period.

(6)	Represents the intrinsic value of each stock option which vests on an accelerated basis in connection with the termination of employment following a change in control and is calculated by multiplying (i) the aggregate number of equity awards which vest on such an accelerated basis by (ii) the amount by which the $27.41 closing selling price of our common stock on December 29, 2006 exceeds any exercise price payable per vested share. 100% of Mr. Pendergraft and Mr. Son’s options will vest on an accelerated basis if he is terminated without cause or resigns for good reason within one year following a change in control of the Company. 50% of Mr. Koslow’s, Mr. Henkel’s and Mr. McAleer’s unvested options will vest on an accelerated basis if he is terminated without cause within one year following a change in control of the Company.

BENEFITS RECEIVED UPON A CHANGE IN CONTROL:

Value of Accelerated
Vesting of Options
Executive Officer	($)(1)

Philip A. Pendergraft	$227,719
Daniel P. Son	$227,719

(1)	Represents the intrinsic value of each stock option which vests on an accelerated basis in connection with the change in control by multiplying (i) the aggregate number of option shares which vest on such an accelerated basis by (ii) the amount by which the $27.41 closing selling price of our common stock on December 29, 2006 exceeds the exercise price payable per vested share. Pursuant to the executive officer’s employment agreement, 25% of the executive officers outstanding options will vest on an accelerated basis upon a change in control of the Company.

BENEFITS RECEIVED UPON TERMINATION NOT IN CONNECTION WITH A CHANGE IN CONTROL:

				Value of
	Cash		Continued	Accelerated
	Severance		Health Coverage	Vesting of Options
Executive Officer	($)		($)(5)	($)

Roger J. Engemoen, Jr.	—		—	—
Philip A. Pendergraft(1)	$500,000	(2)	$12,572	$910,875	(6)
Daniel P. Son(1)	$500,000	(2)	$12,572	$910,875	(6)
Kevin W. McAleer	$78,000	(3)	—	—
Andrew B. Koslow	$221,208	(4)	—	—
David R. Henkel	$72,188	(4)	—	—

(1)	Receipt of benefits is conditioned upon the executive’s execution of a release of all claims against the Company. During the twelve month severance period the executive is subject to a non-competition agreement and an agreement not to solicit the Company’s service providers or customers. If the executive violates such agreement, the executive shall be entitled to receive or retain only 50% of the total amount of severance benefits.

(2)	Represents twelve months of salary continuation payments.

(3)	Represents four months of salary continuation payments. Mr. McAleer is entitled to receive severance compensation of three months base salary, plus one additional month for each six months of completed employment, up to a maximum of six months total severance compensation.

(4)	Represents six months of salary continuation payments.

(5)	Represents the Company’s cost to continue health care coverage for the executive and the executive’s eligible dependents for a twelve month period.

(6)	100% of Mr. Pendergraft and Mr. Son’s options will vest on an accelerated basis if he dies or becomes disabled, but otherwise, a termination not in connection with a change in control will not cause the acceleration of the options held by Mr. Pendergraft or Mr. Son. The reported value represents the intrinsic value of each stock option which vests on an accelerated basis in connection with the executive’s termination of employment and is calculated by multiplying (i) the aggregate number of equity awards which vest on such an accelerated basis by (ii) the amount by which the $27.41 closing selling price of our common stock on December 29, 2006 exceeds any exercise price payable per vested share.

BENEFIT PLANS

Amended and Restated 2000 Stock Incentive Plan

The 2000 Stock Incentive Plan was initially adopted by our Board on August 30, 2000, and was approved by the stockholders effective as of September 1, 2000; our 2000 plan was subsequently amended on July 26, 2005 and approved by the stockholders on September 28, 2005. Under the 2000 Plan, a combination of stock options and restricted stock units were granted at the Company’s initial public offering to all employees of the Company as of April 1, 2006. Additional grants were made to new employees generally based upon seniority and experience.

2005 Employee Stock Purchase Plan

Our Employee Stock Purchase Plan was adopted by the Board on July 26, 2005 and approved by the stockholders on September 28, 2005. All employees regularly expected to work more than 20 hours per week for more than 5 calendar months per year may join an offering period on the start date of that period. In the event of a change in control, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the change in control. The purchase price shall not be less than 85% of the market value per share on the start date of the offering period in which the participant is enrolled at the time the change in control occurs or, if lower, 85% of the fair market value per share immediately prior to the change in control. In 2006, Mr. Koslow purchased 416 shares under the Employee Stock Purchase Plan.

DIRECTOR COMPENSATION

Employee Directors do not receive cash compensation for their service on our Board of Directors. Non-employee Directors receive cash compensation and equity awards as described below.

Cash Compensation

Non-employee Directors receive an annual retainer of $12,000 plus $2,000 per month, as well as reimbursement for reasonable expenses incurred in connection with serving as a Director. The chairman of the audit committee receives an additional $3,000 per month. Each other member of the audit committee receives an additional $1,000 per month. Each member of the compensation committee and the nominating and corporate governance committee receives an additional $500 per month.

Equity Awards

In order to align the interests of our Directors with those of our stockholders, we award option grants to our non-employee Directors under the automatic grant program of the 2000 Stock Incentive Plan. Pursuant to that program, at the time of our initial public offering, each non-employee member of the Board of Directors received an option to purchase 25,000 shares of common stock with an exercise price equal to the initial public offering price. It is our policy that any new non-employee member of the Board of Directors will receive an option to purchase 25,000 shares of common stock on the date such individual joins the Board of Directors, provided such individual has not previously been employed by us or any subsidiary corporation. All such initial option grants will be immediately exercisable, subject to our right to repurchase any shares obtained by our non-employee Directors at market price upon the exercise of their options, as provided in the 2000 Stock Incentive Plan. Our right to repurchase those shares will expire in quarterly installments over a three year vesting period. In addition, on the date of each annual stockholders meeting beginning with the 2007 Annual Meeting, each non-employee member of the Board of Directors will be automatically granted an option to purchase 5,000 shares of common stock, which will be immediately exercisable subject to our right to repurchase any shares obtained by our non-employee Directors upon exercise of their options. Our right to repurchase those shares will expire in quarterly installments over a one year vesting period. In each instance, the exercise price for the stock options shall be at the fair market value, in accordance with our stock option plan. As of December 31, 2006, except for the option to purchase 25,000 shares of common stock we granted to each of our non-employee directors at the time of our initial public offering, none of our non-employee directors held any unvested options to purchase shares of our common stock. Dr. Dyer held a fully-vested option to purchase 25,100 shares of our common stock as of December 31, 2006 at an exercise price of $3.89 per share, which option was granted to Dr. Dyer on January 22, 2002.

The following table sets forth the compensation earned by and awarded to each non-employee Director during 2006 who served on the Board during 2006.

					Change in
					Pension
					Value and
					Non-
					Qualified
				Non-Equity	Deferred
	Fees Earned			Incentive Plan	Compensation	All Other
	or Paid in	Stock Awards	Option Awards	Compensation	Earnings	Compensation
Name (a)	Cash ($)(b)	($)(c)	($)(d)(2)	($)(e)	($)(f)	($)(g)	Total ($)(h)

John L. Drew	$48,000	$0	$24,446	$0	$0	$0	$72,446
James S. Dyer	$54,000	$0	$24,446	$0	$0	$0	$78,446
J. Kelly Gray	$36,000	$0	$24,446	$0	$0	$0	$60,446
William D. Gross(1)	$0	$0	$0	$0	$0	$0	$0
David Johnson	$42,000	$0	$24,446	$0	$0	$0	$66,446
Thomas R. Johnson	$42,000	$0	$24,446	$0	$0	$0	$66,446
David M. Kelly	$78,000	$0	$24,446	$0	$0	$0	$102,446
David A. Reed	$48,000	$0	$24,446	$0	$0	$0	$72,446
Ronald G. Steinhart	$48,000	$0	$24,446	$0	$0	$0	$72,446

(1)	Mr. Gross served as an employee of SAMCO Capital Markets during 2006, but is currently serving as a non-employee director.

(2)	The amounts in column (d) reflect the dollar amount of expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R), with respect to outstanding stock options granted to each director. These balances have not been adjusted for the potential impact of estimated forfeitures. Assumptions used in the calculation of this amount are included in Note 18 of the Notes to Consolidated Financial Statements in our 2006 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 30, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 2006 (except where otherwise noted), certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding shares of Common Stock, (ii) each of the Company’s Directors, (iii) each of the executive officers named in the Summary Compensation Table and (iv) all current Directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. As of December 31, 2006, the Directors and executive officers of the Company held a total of 11,851,340 shares of Common Stock entitled to vote, representing 47.2% of the then outstanding shares of Common Stock.

	Shares Beneficially Owned
	as of December 31, 2006 (1)
	Number of	Percentage
Beneficial Owner	Shares	of Class

Executive Officers and Directors(2):
Roger J. Engemoen, Jr.(3)	2,660,980	10.6%
Philip A. Pendergraft(4)	912,300	3.6%
Daniel P. Son(5)	889,922	3.5%
Andrew Koslow(6)	43,991	*
Kevin W. McAleer(7)	6,518	*
David R. Henkel(8)	55,389	*
John L. Drew(9)	3,845,013	15.3%
James S. Dyer(10)	58,766	*
J. Kelly Gray(11)	1,545,493	6.2%
William D. Gross	797,856	3.2%
David Johnson(12)	6,250	*
Thomas R. Johnson(13)	1,146,931	4.6%
David M. Kelly(14)	60,775	*
David A. Reed (15)	11,250	*
Ronald G. Steinhart(16)	12,750	*
All of our executive officers and Directors as a group (16 persons)	12,056,322	47.7%
Other 5% Stockholders:
Entities affiliated with TCV V, L.P.(17)	3,838,763	15.3%
T. Rowe Price Associates, Inc. (18)	1,781,000	7.1%
Total	13,837,322	54.7%

*	Less than 1% of the outstanding shares of Common Stock.

(1)	The number of shares of Common Stock deemed outstanding as of December 31, 2006 was 25,078,560. The number of beneficially owned shares includes shares issuable pursuant to stock options that may be exercised within sixty days after December 31, 2006 and restricted stock units that will vest within sixty days after December 31, 2006.

(2)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the officers and Directors named in the table have sole voting and investment power with respect to all shares of Common Stock. Unless otherwise indicated, the business address of each beneficial owner listed is 1700 Pacific, Suite 1400, Dallas, Texas 75201.

(3)	Consists of 2,651,605 shares of common stock held by the Engemoen Family Partnership Ltd. Mr. Engemoen has sole voting power and sole dispositive power over the shares of common stock held by the Engemoen Family Partnership Ltd. In addition, includes 9,375 shares issuable upon exercise of stock options exercisable at or that vest within 60 days of December 31, 2006.

(4)	Includes 847,685 shares held by PTP Partners LP. Philip A. Pendergraft is the President and sole shareholder of PTP Management LLC, the General Partner of PTP Partners LP. Mr. Pendergraft has sole voting power and sole dispositive power over the shares of common stock held by PTP Partners LP. In addition, the number includes 18,750 shares issuable upon exercise of stock options exercisable at or that vest within 60 days of December 31, 2006.

(5)	Includes 194,635 shares held by DCG&T FBO Daniel P. Son IRA. Mr. Son has sole voting power and sole dispositive power over the shares of common stock held by DCG&T FBO Daniel P. Son. Also includes 676,527 shares held by DPAHS Holdings, Ltd. Mr. Son has shared voting and sole dispositive power over the shares of common stock held by DPAHS Holdings, Ltd. In addition, the number includes 18,750 shares issuable upon exercise of stock options exercisable at or that vest within 60 days of December 31, 2006.

(6)	Includes 5,219 shares held by the Koslow/Ratner trust over which Mr. Koslow has sole voting and dispositive power. Also includes 34,376 shares issuable upon exercise of stock options exercisable at or that vest within 60 days of December 31, 2006. Also includes 1,042 shares issuable pursuant to restricted stock units that vest within 60 days of December 31, 2006.

(7)	Includes 3,125 shares issuable upon exercise of stock options currently exercisable or that vest within 60 days of December 31, 2006. Also includes 1,042 shares issuable pursuant to restricted stock units that vest within 60 days of December 31, 2006.

(8)	Includes 40,815 shares issuable upon exercise of stock options exercisable at or that vest within 60 days of December 31, 2006. Also includes 1,042 shares issuable pursuant to restricted stock units that vest within 60 days of December 31, 2006.

(9)	Includes 6,250 shares issuable upon exercise of stock options exercisable within 60 days of December 31, 2006. As of December 31, 2006, TCV V, L.P. held 3,767,112 shares and TCV Member Fund, L.P. (together with TCV V, L.P., the “TCV Funds”) held 71,651 shares. The general partner of each TCV Fund is Technology Crossover Management V, L.L.C. (“TCM V”). The investment activities of TCM V are managed by John L. Drew, a Director of the Company, Jay C. Hoag, Richard H. Kimball, Jon Q. Reynolds, Jr., Henry J. Feinberg and William J.G. Griffith IV (collectively the “TCM V Members”) who share voting and dispositive power with respect to the shares beneficially owned by the TCV Funds. TCM V and the TCV Members disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The address of TCM V, the TCV Funds and the TCV Members is 528 Ramona Street, Palo Alto, CA 94301. Based on a Schedule 13D/A filed on March 23, 2007, as of that date TCV V, L.P. held 2,713,747 shares and TCV Member Fund, L.P. held 51,616 shares.

(10)	Includes (i) 31,349 shares issuable upon exercise of stock options exercisable within 60 days of December 31, 2006; and (ii) 27,416 shares held by Austin Trust Company FBO James S. Dyer SEP/IRA. Also includes 6,250 shares issuable upon exercise of stock options exercisable within 60 days of December 31, 2006.

(11)	Includes 690,471 shares held by Mr. Gray as trustee of the Gray Family 1999 Investment Trust. Mr. Gray has sole voting power and sole dispositive power over the shares of common stock held by the Gray Family 1999 Investment Trust. Also includes 848,7722 shares held by KG Management Ltd. Mr. Gray has sole voting power and sole dispositive power over the shares of common stock held by KG Management Ltd. Also includes 6,250 shares issuable upon exercise of stock options exercisable within 60 days of December 31, 2006.

(12)	Includes 6,250 shares issuable upon exercise of stock options exercisable within 60 days of December 31, 2006.

(13)	Includes 1,130,922 shares held by Call Now, Inc. Thomas R. Johnson is the President, Chief Executive Officer and a member of the board of directors of Call Now, Inc. As such, Mr. Johnson has shared voting power and shared dispositive power over the shares of common stock held by Call Now, Inc. Mr. Johnson disclaims beneficial ownership of these shares except to the extent of his pecuniary interest arising therein. Also includes 6,250 shares issuable upon exercise of stock options exercisable within 60 days of December 31, 2006.

(14)	Includes 6,250 shares issuable upon exercise of stock options exercisable within 60 days of December 31, 2006.

(15)	Includes 5,000 shares held by Causeway Capital Partners, LP, a family investment fund. Mr. Reed serves as the President of Capital Management LLC, general partner for Causeway Capital Partners, LP. Also includes 6,250 shares issuable upon exercise of stock options exercisable within 60 days of December 31, 2006.

(16)	Includes 6,250 shares issuable upon exercise of stock options exercisable within 60 days of December 31, 2006.

(17)	As of December 31, 2006, TCV V, L.P. held 3,767,112 shares and TCV Member Fund, L.P. held 71,651 shares. The general partner of each TCV Fund is Technology Crossover Management V, L.L.C. The investment activities of TCM V are managed by John L. Drew, a Director of the Company, Jay C. Hoag, Richard H. Kimball, Jon Q. Reynolds, Jr., Henry J. Feinberg and William J.G. Griffith IV who share voting and dispositive power with respect to the shares beneficially owned by the TCV Funds. TCM V and the TCV Members disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The address of TCM V, the TCV Funds and the TCV Members is 528 Ramona Street, Palo Alto, CA 94301. Based on a Schedule 13D/A filed on March 23, 2007, as of that date TCV V, L.P. held 2,713,747 shares and TCV Member Fund, L.P. held 51,616 shares.

(18)	Based on a Schedule 13G filed on February 14, 2007, T. Rowe Price Associates, Inc. beneficially owned an aggregate of 1,781,000 shares, of which it has sole voting power over 204,100 shares and sole dispositive power over 1,781,000 shares. The business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal year 2006, the Audit Committee met six times in full session and four times via teleconference to review interim financial information contained in each quarterly earnings announcement and Form 10-Q with management and independent auditors prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and had discussions with the Company’s independent auditors regarding their independence, including the scope and impact of non-audit services provided by the independent auditors. The Audit Committee also discussed with management, the internal auditors, and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit functions organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditor’s examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee discussed and reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2006, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management, the internal auditors and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder approval, of BDO Seidman, LLP as the independent auditors for the Company.

May 8, 2006
AUDIT COMMITTEE

David M. Kelly, Chairman
James S. Dyer
David A. Reed
Ronald G. Steinhart

PROPOSAL TWO:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected BDO Seidman, LLP to audit our consolidated financial statements.

Representatives of BDO will be present at the Annual Meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from stockholders.

We are asking our stockholders to ratify the selection of BDO as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of BDO to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee may in its discretion select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Audit and Related Fees

In 2006, the Audit Committee authorized policies and procedures with regard to the pre-approval of audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee has granted the Chairman the ability to approve non-audit fees up to $25,000 without the approval of the full Committee. The Audit Committee will periodically review and pre-approve the services that may be provided by the independent auditor without impairing the independence of the auditor in accordance with SEC regulations and the Committee’s charter.

The following is a summary of fees and services approved by the Company and performed by BDO for the fiscal years ended December 31, 2006 and 2005.

	Year ended December 31,
	2006	2005

Audit Fees(1)	$1,007,372	$963,523
Audit Related Fees(2)	159,547	75,480

Total audit and related fees	1,166,919	1,039,003
Tax Fees(3)	143,914	106,551
All other fees(4)	308,114	140,166

Total	$1,618,947	$1,285,720

(1)	Audit Fees. The aggregate fees billed to us in each of fiscal 2006 and fiscal 2005 for professional services rendered by BDO for (i) the audit of our annual financial statements included in our annual report on Form 10-K; (ii) the filing of our Registration Statement on Form S-1, subsequent amendments and offering prospectuses; (iii) the review of our interim financial statements included in the quarterly reports; (iv) services relating to comfort letters; and (v) consents and assistance in connection with other filings and public offering documents filed with the SEC.

(2)	Audit-Related Fees. The aggregate fees billed to us in each of fiscal 2006 and fiscal 2005 for professional services rendered by BDO for audit-related fees including internal control testing and audits of employee benefit plans.

(3)	Tax Fees. Tax fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance and international tax planning.

(4)	All other Fees. All other fees consist of fees for products and services other than the services reported.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

Certain Relationships and Related Transactions

In May, 2006, the Company completed the disposal by split off of certain non-core business operations that were placed into the subsidiaries of a newly formed holding company known as SAMCO Holdings, Inc. (SAMCO). Messrs. Engemoen and Gross, two of our directors, are significant stockholders (directly or indirectly) in, and Mr. Engemoen serves as a director for, SAMCO, which owns all of the outstanding stock of each of SAMCO Financial Services, Inc. and SAMCO Capital Markets. We did not retain any ownership interest in SAMCO, which is operated independently. Penson currently provides clearing services, including margin lending, to the customers of SAMCO’s regulated brokerage entities. Clearing services are provided to such entities on substantially similar terms as we provide to our other correspondents.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers, and any persons holding 10% or more of the Company’s common stock, to file reports of ownership and any changes in ownership of the Company’s stock. To the best of the Company’s knowledge, in 2006, all required forms were filed on time with the Securities and Exchange Commission except a Form 4 for Mr. David M. Kelly, which was not filed timely due to an administrative error.

OTHER MATTERS

The Board of Directors knows of no business other than that set forth above to be transacted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such matters is granted by the execution of the enclosed Proxy.

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 has been mailed concurrently with the mailing of the Notice of Annual Meeting. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

By Order of the Board of Directors,

Andrew B. Koslow
Secretary
April 23, 2007

" FOLD AND DETACH HERE AND READ THE REVERSE SIDE "

FORM OF PROXY
PENSON WORLDWIDE, INC.
1700 Pacific, Suite 1400, Dallas, Texas 75201
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PENSON WORLDWIDE, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 8, 2007.
     The undersigned (i) acknowledges receipt of the Notice dated April 24, 2007, of the Annual Meeting of Stockholders of Penson Worldwide, Inc. (the “Company”) to be held on Tuesday, May 8, 2007, at 10:00 a.m. local time at the Company’s main offices, 1700 Pacific, Suite 2100, Dallas, Texas 75201 and the Proxy Statement in connection therewith and (ii) appoints Andrew B. Koslow and Owen M. Scheurich, and each of them, the undersigned’s proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned on March 13, 2007, or with respect to which the undersigned is entitled to vote and act, at the meeting and at any postponements or adjournments thereof, and the undersigned directs that this proxy be voted as set forth on the reverse.
     If more than one of the proxies named herein shall be present in person or by substitute at the meeting or at any postponements or adjournments thereof, both of the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL 2.
(Continued and to be signed on the reverse side)

" FOLD AND DETACH HERE AND READ THE REVERSE SIDE "

PROXY BY MAIL

THE UNDERSIGNED HEREBY REVOKES ANY PROXY OR PROXIES HERETOFORE GIVEN TO VOTE UPON OR ACT WITH RESPECT TO SUCH COMMON STOCKS AND HEREBY RATIFIES AND CONFIRMS ALL THAT THE PROXIES, THEIR SUBSTITUTES OR ANY OF THEM MAY LAWFULLY DO BY VIRTUE HEREOF.

Please mark
your votes	☒
like this

1.	To elect a Director to serve a three-year term expiring in 2010 or until his successor has been duly elected and qualified.

	FOR nominees	WITHHOLD
	listed to the left	AUTHORITY
	(except those	to vote for all
	stricken)	nominees listed
to the left
Philip A. Pendergraft
William D. Gross	☐	☐
David A. Reed
(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list above)

2. To ratify the selection of BDO Seidman, LLP as the Company’s registered public independent accountants for the fiscal year ending December 31, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐
Please date this proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.
Please mark, sign, date and return your proxy promptly in the enclosed envelope whether or not you plan to attend the Annual Meeting. No postage is required. You may nevertheless vote in person if you do attend.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

     Signature of Stockholder                                          Signature of Stockholder                                           Dated:                     -___, 2007